TYRA BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 16th day of May, 2022 (the “Effective Date”), by and between Tyra Biosciences, Inc., a Delaware corporation (the “Company”) and Ali Fawaz (“Executive” and, together with the Company, the “Parties”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in Appendix I hereto.

WHEREAS, the Company desires to retain the services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
(a)
General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)
Position and Duties. Effective on the Effective Date, Executive shall serve as the General Counsel, with responsibilities, duties, and authority usual and customary for such position subject to direction by the Chief Executive Officer (the “CEO”). During Executive’s employment with the Company, Executive shall report directly to the CEO and agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. Executive will at all times perform all of the duties and obligations required by Executive under this Agreement in a loyal and conscientious manner and to the best of Executive’s ability and experience.
(c)
Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, Disability, or excused leaves of absence, Executive shall devote Executive’s full time and attention to the business and affairs of the Company pursuant to the general direction of the CEO; provided that nothing herein shall preclude Executive from, subject to prior consent of the CEO: (i) engaging in additional activities in connection with personal investments and community affairs including service on non-profit boards of directors; (ii) serving as a member of the board of directors for for-profit organizations that are not competitors of the Company; and (iii) serving as an advisor, or as a member of an advisory board of organizations that are not competitors of the Company; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2.
Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated. The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.
3.
Compensation and Related Matters.
(a)
Annual Base Salary. Executive shall receive a base salary at the rate of $440,000 per annum (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the CEO, and as applicable, the Board of Directors of the Company (the “Board”), not less than annually, and may be increased, but not decreased, in connection with any such review.
(b)
Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus (the “Annual Bonus”) based on Executive’s achievement of performance objectives in accordance with the terms set forth by the Board. Executive’s target Annual Bonus shall be equal to 40% of Executive’s Annual Base Salary (the “Target Bonus”). For the avoidance of doubt, Executive’s Annual Bonus for 2022 will not be subject to pro-ration for partial year of service, but will be calculated as if Executive was employed for the entire year. Except as set forth in Section 6, Executive must be employed by the Company on the date of payment of any Annual Bonus to remain eligible to receive such Annual Bonus. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to any limitations on payment as set forth in Section 6.
(c)
Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may offer from time to time to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, or benefits.
(d)
Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time. The Company will also cover the expense of travel, room and board when working from Company headquarters in Carlsbad, CA.
(e)
Vacation. Executive will be entitled vacation, which may be taken in accordance with the Company’s vacation policy.
(f)
Equity Awards. Executive shall be eligible to receive grants of equity awards in the Company’s sole discretion.
(g)
Indemnification Agreement; Insurance. As an officer of the Company, Executive shall be entitled to enter into the Company’s standard indemnification agreement.

Executive will also be covered under a directors and officers liability insurance policy paid for by the Company for so long as Executive serves as an officer of the Company.
(h)
Relocation. During the Term of Employment, if Executive relocates his permanent residence to the San Diego metropolitan area, Executive shall be entitled to a flat relocation amount of $25,000 (subject to tax withholdings and applicable deductions) to assist with relocation related expenses.
4.
Acceleration of Equity Awards Upon a Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the vesting of Executive’s then outstanding options, restricted stock and other equity awards covering shares of the Company’s common stock (collectively, “Equity Awards”) shall accelerate as of immediately prior to such Change in Control with respect to fifty percent (50%) of the unvested shares of Company common stock subject to such Equity Awards. The remaining fifty percent (50%) of the unvested shares of Company common stock subject to Executive’s Equity Awards shall continue to vest at the same rate as immediately prior to the Change in Control, subject to Executive’s continued employment with the Company or its successor through the applicable vesting date. Any portion of Executive’s Equity Awards that remains unvested as of the first anniversary of the Change in Control shall thereupon vest in full, subject to Executive’s continued employment with the Company or its successor through such first anniversary. Notwithstanding the foregoing and for the avoidance of doubt, any shares subject to Equity Awards that do not accelerate immediately prior to the Change in Control in accordance with the foregoing shall be subject to accelerated vesting in accordance with Section 6(d)(iii) below.
5.
Termination.
(a)
At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and the CEO. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, Equity Awards or other compensation other than as provided in this Agreement.
(b)
Notice of Termination. During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifying the date of the termination of Executive’s employment with the Company (the “Date of Termination”). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder. The failure by Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.
(c)
Deemed Resignation. Upon termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
6.
Consequences of Termination.
(a)
Release. In the event Executive’s employment with the Company terminates pursuant to Section 5, then Executive shall be entitled to the applicable payments and benefits set forth below subject, in the case of a termination described in Section 6(c) or 6(d), to Executive delivering to the Company a waiver and release of claims agreement in standard reasonable form approved by the Company that becomes effective and irrevocable in accordance with Section 7 hereof (a “Release”).
(b)
Payments upon Termination by the Company for Cause or by Executive Without Good Reason. Upon a termination of Executive’s employment with the Company at any time for Cause, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days of the effective date of termination of employment with the Company (whether such termination of employment is effected by the Company or Executive) (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid; (ii) any reimbursement of expenses owed to Executive under Section 3(e) above; and (iii) any accrued but unused paid time-off owed to Executive ((i)-(iii) defined as the “Accrued Obligations”). In the event Executive is terminated by the Company for Cause, Executive shall forfeit, effective as of the date Executive engages in such conduct giving rise to his termination for Cause, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing. Any termination of employment by Executive without Good Reason shall be deemed, and shall be treated as, a termination for “Cause”, and accordingly, the Company shall only be obligated to pay to Executive the amounts described in this Section 6(b).
(c)
Severance Payments upon Involuntary Termination Outside a Change in Control Period. If, outside a Change in Control Period, Executive’s employment is terminated due to an Involuntary Termination, the Company shall provide the following payments and benefits:

(i)
the Accrued Obligations;
(ii)
an amount in cash equal to (A) twelve months of Executive’s Annual Base Salary plus (B) Executive’s target Annual Bonus, pro-rated based on the total number of days elapsed in the calendar year as of Executive’s Date of Termination;
(iii)
fifty percent (50%) of the unvested Equity Awards held by the Executive as of the Date of Termination will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase thereon shall lapse with respect to all of the shares of the Company’s common stock subject thereto; and
(iv)
during the period commencing on the Date of Termination and ending on the twelve-month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“COBRA”), the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, coverage under its group health plan (if any) at the same coverage levels in effect on the Date of Termination (“Benefits Coverage”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA continuation period (or remaining portion thereof).
(d)
Severance Payments upon Involuntary Termination During a Change in Control Period. If, during a Change in Control Period, Executive’s employment is terminated due to an Involuntary Termination, the Company shall provide the following payments and benefits:
(i)
the Accrued Obligations;
(ii)
an amount in cash equal to (A) eighteen months of Executive’s Annual Base Salary plus (B) Executive’s target Annual Bonus;
(iii)
one hundred percent (100%) of all unvested Equity Awards held by Executive as of the Date of Termination, will become fully vested and, if applicable, exercisable, and all restrictions and rights of repurchase thereon shall lapse with respect to all of the shares of the Company’s common stock subject thereto; and
(iv)
during the period commencing on the Date of Termination and ending on the first anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to

Executive’s valid election to continue healthcare coverage under COBRA, the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, the Benefits Coverage; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA continuation period (or remaining portion thereof).
(e)
No Other Severance. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except for such additional benefits otherwise approved by the Board or Compensation Committee of the Board after the date hereof.
(f)
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
7.
Release and Payment Timing.
(a)
Release. Notwithstanding anything to the contrary in this Agreement, any payments or other benefits due under this Agreement under Sections 6(c) and 6(d) as a result of Executive’s termination of employment (other than the Accrued Obligations) are subject to Executive’s execution and delivery of a Release, as follows: (i) the Company shall deliver the Release to Executive within five (5) days following Executive’s Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such five (5) day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) if the Release does not become effective and irrevocable no later than sixty (60) days following the Date of Termination (such deadline, the “Release Deadline”), Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 7, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(b)
Payment Timing. The payments due under Sections 6(c)(ii) and 6(d)(ii) of this Agreement as a result of Executive’s termination of employment shall be paid in a lump sum on the date that is sixty (60) days following the Date of Termination; provided, however, that, in the event of Executive’s Involuntary Termination during the Change in Control Period but prior to a Change in Control, any additional amount payable to Executive under Section 6(d)(ii) in excess of the amounts payable to such Executive under Section 6(c)(ii) shall be paid in a lump sum on the date that is sixty (60) days following the later of (x) the Date of Termination, or (y) the date of the Change in Control.
8.
Non-Solicitation of Employees. For a period of one (1) year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (a) solicit for employment through any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (b) solicit any employee, consultant or other service provider of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (a) and (b) shall not apply to inbound inquiries or any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees, consultants or other service providers.
9.
Golden Parachute Excise Tax.
(a)
Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated)

before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)
Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 9(a) above. If the firm so engaged by the Company is serving as the accountant or auditor for the Acquiring Company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
10.
Section 409A.
(a)
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.
(b)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6(c) or Section 6(d) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
11.
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
12.
Miscellaneous Provisions.
(a)
Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that: (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
(b)
Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
(c)
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(d)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(e)
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(f)
Dispute Resolution. Executive agrees that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors, and assigns) relating or pertaining to or arising out of Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator mutually selected by the Company and Executive. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Judgment on the arbitration award may be entered in any court having jurisdiction. Nothing herein shall prevent either Party from pursuing injunctive relief in court (without having to post a bond) to avoid irreparable harm pending completion of any arbitration. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with arbitration; provided that the Company shall pay all costs unique to arbitration, including the arbitrator’s fees and costs, that Executive would not be required to pay if the claim was in court. Executive shall be entitled to recover reasonable attorneys’ fees and costs incurred by Executive in any arbitration Executive initiates to enforce Executive’s rights under this Agreement and in which Executive is deemed to be the prevailing party.
(g)
Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this

Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
(h)
Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment or other service of Executive by the Company and supersede all prior understandings and agreements (including without limitation any consulting agreement between Executive and the Company), whether written or oral, regarding Executive’s employment or other service with the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(i)
Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
(j)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

TYRA BIOSCIENCES, INC.

By: /s/ Tood Harris

Name: Todd Harris

Title: Chief Executive Officer and President

EXECUTIVE

By: /s/ Ali Fawaz

Name: Ali Fawaz

[Signature Page to Employment Agreement]

APPENDIX I

DEFINITIONS

All defined terms used in this Appendix I that are not otherwise defined in this Appendix I shall have the meaning ascribed to such terms in the Employment Agreement to which this Appendix I relates.

“Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).

“Cause” shall mean the occurrence of any one or more of the following events or conditions:

(i)
any material failure on the part of Executive (other than by reason of Disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;
(ii)
Executive’s dishonesty or other misconduct, if such dishonesty or other misconduct is intended to or likely to materially injure the business or reputation of the Company;
(iii)
Executive’s conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony.
(iv)
Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same;
(v)
Executive’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company; or
(vi)
Any wanton or willful dereliction of duties by Executive.

“Change in Control” shall mean the occurrence of any of the following events or circumstances:

(i)
any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);
(vii)
the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange,

where the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange;
(viii)
a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change in Control shall not be deemed to have occurred where: (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another Person which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction; and (y) such Person expressly assumes this Agreement; or
(ix)
such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board (or, if applicable, the board of directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was: (x) a member of the Board on the Effective Date; or (y) nominated or elected subsequent to the Effective Date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be a Continuing Director).

“Change in Control Period” shall mean the period commencing three (3) months prior to a Change in Control and ending on the eighteen (18)-month anniversary of the Change in Control.

“Disability” shall mean permanent and total disability within the meaning of Section 22(e) of the Code.

“Good Reason” shall mean any one of the following: (i) the material reduction of Executive’s Annual Base Salary (other than as part of a reduction in the base salaries of all or substantially all other similarly situated employees of the Company that is in the same proportion as the reduction in your Annual Base Salary); (ii) a material reduction of Executive’s duties and responsibilities from those in effect on the Effective Date; (iii) the Company’s material breach of this Agreement (other than a reduction of your Annual Base Salary as part of a reduction in the base salaries of all or substantially all other similarly situated employees of the Company that is in the same proportion as the reduction in your Annual Base Salary); or (iv) the permanent, non-voluntary relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles, provided, that, in each case, Executive will not be deemed to have Good Reason unless (A)Executive first provides the Board with written notice of the condition giving rise to Good Reason within thirty (30)days of its initial occurrence, (B)the

Company or the successor company fails to cure such condition within ten (10)days after receiving such written notice (the “Cure Period”), and (C)Executive’s resignation based on such Good Reason is effective within thirty (30)days after the expiration of the Cure Period.

“Involuntary Termination” shall mean Executive’s termination (A) by the Company without Cause, (B) by Executive for Good Reason, (C) due to death or (D) due to Disability.

“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.